Exhibit 99.1

CONSENT OF ALEX SHESHUNOFF & CO.

We hereby consent to the use of our name and to the description of our opinion, dated January 20, 2006, under the caption “Opinion of Northwest’s Financial Advisor” in, and to the inclusion of our opinion letter as Appendix B to, the proxy statement/prospectus of Northwest Bancshares, Inc., which proxy statement/prospectus is part of the Registration Statement on Form S-4 of Texas United Bancshares, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Alex Sheshunoff & Co. Investment Banking, L.P.

ALEX SHESHUNOFF & CO.

INVESTMENT BANKING, L.P.

Austin, Texas

January 20, 2006